Exhibit 3.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of North American Palladium Ltd.

We consent to the use of our audit report to the shareholders of North American Palladium ltd. (the “Company”) dated February 18, 2015, on the financial statements of the Company, which comprise the consolidated balance sheets as at December 31, 2014 and December 31, 2013, the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2014 and December 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information, which are incorporated by reference in this Registration Statement on Form F-7 and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 6, 2015

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.